PRICING SUPPLEMENT NO. 30A                                        Rule 424(b)(3)
DATED:   August 27, 2004                                     File No. 333-109793
(To Prospectus dated November 17, 2003,
and Prospectus Supplement dated November 17, 2003)

                                 $10,668,950,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount:  $17,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date:  9/22/2004  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  9/22/2011        CUSIP#: 073928G49

Option to Extend Maturity:
                                No    [x]
                                Yes   [ ]  Final Maturity Date:


Minimum Denominations:  $100,000, increased in multiples of $10,000

                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------      -----------

         *                    *                  N/A                 N/A

Applicable Only to Fixed Rate Notes:
------------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                    Maximum Interest Rate:  N/A

[ ]  Commercial Paper Rate              Minimum Interest Rate:  0.00%

[ ]  Federal Funds Effective Rate

[ ]  Federal Funds Open Rate            Interest Reset Date(s):  **

[ ]  Treasury Rate                      Interest Reset Period:  Quarterly

[ ]  LIBOR Reuters                      Interest Payment Date(s):  ***

[x]  LIBOR Telerate +

[ ]  Prime Rate

[ ]  CMT Rate

Interest Rate: Cliquet Inverse Floating  Interest Payment Period:  Quarterly
               Rate+
               See Annex A

Index Maturity:  Twelve Months           Interest Determination Date(s): 5th
                                         London Banking Day prior to but not
                                         including the last day of the
                                         immediately preceding Interest Payment
                                         Period, and for purposes of this
                                         provision only, without giving effect
                                         to the Business Day Convention (as
                                         defined in Annex A below)

Spread (plus or minus):  N/A             Day Count Basis:  360-day year of
                                                           twelve 30-day months

* Commencing December 22, 2004 and on each Interest Payment Date thereafter until Maturity, the Notes may be called in whole at par at the option of the Company on five Business Days' notice. For purposes of this provision only, "Business Day" means any day that is not a Saturday or Sunday, and that is neither a legal holiday nor a day on which banking institutions or trust companies in New York City are authorized or obligated by law to close.

** Commencing December 22, 2004 and on the 22nd of each March, June, September and December prior to Maturity.

*** Commencing December 22, 2004 and on the 22nd of each March, June, September and December thereafter, including the maturity date.

                  CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain US federal income tax consequences of the purchase, beneficial ownership and disposition of the Cliquet Inverse Floating Rate Notes (the "Notes"). This discussion supplements the section captioned "Certain US Federal Income Tax Considerations" in the Prospectus Supplement dated November 17, 2003. This summary deals only with a beneficial owner of a Note that is:

      o an individual who is a citizen or resident of the United States for US federal income tax purposes;

      o a corporation (or other entity that is treated as a corporation for US federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

      o an estate whose income is subject to US federal income taxation regardless of its source; or

      o a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "US Holder").

     If a partnership (or other entity that is treated as a partnership for US federal tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the US federal income tax consequences of holding and disposing of the Notes.

     This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described in this Pricing Supplement. This summary addresses only US Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a "straddle," "hedge," "synthetic security" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as S corporations, banks, thrifts, other financial institutions, insurance companies, mutual funds, small business investment companies, tax-exempt organizations, retirement plans, real estate investment trusts, regulated investment companies, securities dealers or brokers, traders in securities electing mark to market treatment, investors whose functional currency is not the US dollar, persons subject to the alternative minimum tax, and former citizens or residents of the United States), and this summary does not discuss the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

     PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Federal Income Tax Treatment of US Holders.

     General

     There are no regulations, rulings or other authorities addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the Notes, and therefore the federal income tax treatment of the Notes is subject to some uncertainty.

     Under certain Treasury regulations addressing the timing and character of income, gain, loss and deduction in respect of debt instruments (the "the OID regulations"), for purposes of determining the yield and maturity of a debt instrument, an issuer is generally deemed to exercise a call option in a manner that minimizes the yield on the debt instrument. The OID regulations do not indicate how this rule is applied to debt instruments, such as the Notes, that provide for an inverse floating rate of interest and are callable at par. We intend to take the position that for purposes of applying this rule, the yield on the Notes should be calculated assuming each Quarterly Coupon is computed based on the 12 Month USD LIBOR rate in effect on the date the Notes are issued. Based on this assumption, our yield would be minimized by exercising our call on September 22, 2005 and therefore, for purposes of the OID regulations, the Notes would be treated as bearing interest at the initial Interest Rate and having a maturity of twelve months. This assumption has been made solely for federal income tax purposes in order to comply with the OID regulations. This assumption does not necessarily reflect our expectations regarding the actual yield on the Notes, nor is it an indication of our intention regarding whether or not to call the Notes at any time.

     Under this position, the Quarterly Coupon on a Note for the initial Interest Payment Period will be taxable to a US Holder as ordinary interest income at the time it accrues or is received in accordance with the US Holder's normal method of accounting for tax purposes. If we do not call the Notes on September 22, 2005, solely for purposes of the OID regulations, the Notes would be deemed to be retired and reissued at the end of the initial Interest Payment Period and at the end of each subsequent Interest Payment Period. In this event, a US Holder would not recognize gain or loss in respect of such deemed retirement and reissuance and the Quarterly Coupon for the subsequent Interest Payment Period would be taxable to the US Holder as ordinary interest income at the time it accrues or is received in accordance with the US Holder's normal method of accounting for tax purposes calculated based upon the 12 Month USD LIBOR rate in effect at that time.

     Sale, Exchange, Redemption, Repayment or Other Disposition of the Notes

     Under the approach described above, upon the disposition of a Note by sale, exchange, redemption (if we exercise our call right or otherwise), repayment or other disposition, a US Holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which would be treated as such) and (ii) the US Holder's adjusted tax basis in the Note. A US Holder's adjusted tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the US Holder. Capital gains of individual taxpayers from the sale, exchange, redemption, repayment or other disposition of a Note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, redemption, repayment or other disposition of a Note is subject to limitations.

     Alternative Treatment

     As mentioned above, there are no regulations, rulings or other authorities addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the Notes, and therefore the federal income tax treatment of the Notes is subject to some uncertainty. Accordingly, other treatments of the Notes are possible. For example, in the event that we are not deemed to exercise our right to call the Notes for purposes of the OID regulations on September 22, 2005, it is possible that the Notes could be treated as "contingent payment debt instruments" for federal income tax purposes. If the Notes were treated as contingent payment debt instruments for federal income tax purposes, the timing and character of income with respect to the Notes would be significantly affected. For example, a US Holder would be required to include in income in each year an amount equal to the "comparable yield" of the Notes, which is generally equal to the yield at which we would issue a noncontingent debt instrument with terms and conditions similar to the Notes. In addition, a "projected payment schedule" would be computed as of the Original Issue Date that would produce the comparable yield. Furthermore, any gain realized on the maturity date or upon an earlier call, sale, exchange or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon an earlier call, sale, exchange or other disposition of the Notes would be treated as ordinary loss to the extent of interest included as income in the current or previous taxable years by the US Holder in respect of the Notes, and capital loss thereafter. The federal income tax treatment of contingent payment debt instruments is summarized in the Prospectus Supplement dated November 17, 2003 under the caption "Certain US Federal Income Tax Considerations - Contingent Payment Debt Instruments."

Disclosure Requirements for US Holders Recognizing Significant Losses or Experiencing Significant Book-Tax Differences.

     A US Holder that claims significant losses in respect of a Note (generally
(i) $10 million or more in a taxable year or $20 million or more in any combination of taxable years for corporations or partnerships all of whose partners are corporations or (ii) $2 million or more in a taxable year or $4 million or more in any combination of taxable years for all other taxpayers) or reports any item or items of income, gain, expense, or loss in respect of a Note for tax purposes in an amount that differs from the amount reported for book purposes by more than $10 million on a gross basis in any taxable year may be subject to certain disclosure requirements for "reportable transactions." Prospective investors should consult their own tax advisors concerning any possible disclosure obligation with respect to the Notes.

Information Reporting and Backup Withholding.

     Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a US Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a US Holder if (a) the US Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the US Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

     Backup withholding is not an additional tax and may be refunded (or credited against your US federal income tax liability, if any), provided, that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.



The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                                     Annex A
                                     -------

                          Cliquet Inverse Floating Rate
+ The Interest Rate for each Interest Payment Period shall be determined by the Calculation Agent in accordance with the following:

------------------------------------------------------------------------------------------
             Interest Payment Period                         Quarterly Coupon
------------------------------------------------------------------------------------------
For the Interest Payment Period from and               9.50% (initial Interest Rate)
including September 22, 2004 to but excluding
December 22, 2004
------------------------------------------------------------------------------------------
For the Interest Payment Period from and
including December 22, 2004 to but excluding                       9.50%
March 22, 2005
------------------------------------------------------------------------------------------
For the Interest Payment Period from and
including March 22, 2005 to but excluding June                     9.50%
22, 2005
------------------------------------------------------------------------------------------
For the Interest Payment Period from and
including June 22, 2005 to but excluding                           9.50%
September 22, 2005
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 2.75% - 12
including September 22, 2005 to but excluding     Month USD LIBOR
December 22, 2005
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 2.75% - 12
including December 22, 2005 to but excluding      Month USD LIBOR
March 22, 2006
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 2.75% - 12
including March 22, 2006 to but excluding June    Month USD LIBOR
22, 2006
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 2.75% - 12
including June 22, 2006 to but excluding          Month USD LIBOR
September 22, 2006
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 3.75% - 12
including September 22, 2006 to but excluding     Month USD LIBOR
December 22, 2006
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 3.75% - 12
including December 22, 2006 to but excluding      Month USD LIBOR
March 22, 2007
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 3.75% - 12
including March 22, 2007 to but excluding June    Month USD LIBOR
22, 2007
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 3.75% - 12
including June 22, 2007 to but excluding          Month USD LIBOR
September 22, 2007
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 4.75% - 12
including September 22, 2007 to but excluding     Month USD LIBOR
December 22, 2007
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 4.75% - 12
including December 22, 2007 to but excluding      Month USD LIBOR
March 22, 2008
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 4.75% - 12
including March 22, 2008 to but excluding June    Month USD LIBOR
22, 2008
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 4.75% - 12
including June 22, 2008 to but excluding          Month USD LIBOR
September 22, 2008
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 5.75% - 12
including September 22, 2008 to but excluding     Month USD LIBOR
December 22, 2008
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 5.75% - 12
including December 22, 2008 to but excluding      Month USD LIBOR
March 22, 2009
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 5.75% - 12
including March 22, 2009 to but excluding June    Month USD LIBOR
22, 2009
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 5.75% - 12
including June 22, 2009 to but excluding          Month USD LIBOR
September 22, 2009
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 6.75% - 12
including September 22, 2009 to but excluding     Month USD LIBOR
December 22, 2009
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 6.75% - 12
including December 22, 2009 to but excluding      Month USD LIBOR
March 22, 2010
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 6.75% - 12
including March 22, 2010 to but excluding June    Month USD LIBOR
22, 2010
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 6.75% - 12
including June 22, 2010 to but excluding          Month USD LIBOR
September 22, 2010
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 7.75% - 12
including September 22, 2010 to but excluding     Month USD LIBOR
December 22, 2010
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 7.75% - 12
including December 22, 2010 to but excluding      Month USD LIBOR
March 22, 2011
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 7.75% - 12
including March 22, 2011 to but excluding June    Month USD LIBOR
22, 2011
------------------------------------------------------------------------------------------
For the Interest Payment Period from and          Previous Quarterly Coupon + 7.75% - 12
including June 22, 2011 to but excluding          Month USD LIBOR
September 22, 2011
------------------------------------------------------------------------------------------


     Previous Quarterly Coupon means the Interest Rate for the preceding Interest Payment Period.

     With respect to any Interest Payment Period, 12 month USD LIBOR shall be USD LIBOR set in arrears with a designated maturity of 12 months as published on Telerate page 3750 on the fifth London Banking Day prior to but not including the last day of the immediately preceding Interest Payment Period. For any Interest Payment Period where 12 month USD LIBOR sets below 0.00%, 12 month USD LIBOR shall be deemed to be 0.00% for that Interest Payment Period.

     If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day (any such adjustment being referred to as the "Business Day Convention"). For purposes of determining an Interest Reset Date, "Business Day" means any day that is not a Saturday or Sunday, and that is neither a legal holiday nor a day on which banking institutions or trust companies in New York City are authorized or obligated by law to close and which is also a London Banking Day. A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.